Transcript of the Investor Conference Call for Q2 FY2004 Financial Results
Mentor Corporation
October 28, 2003

Operator:           Excuse me everyone, at this time Mr. Chris Conway has now joined.  All lines will be muted during the broadcast.  After the presentation we will be begin the question and answer period.  If you would like to ask a question during this period please press star one on your touch tone phone.  Your questions will be answered in the order received.  If you are in the queue and no longer wish to ask a question simply press star nine.  If you are on mute speakerphone you may need to pick up your handset to execute these commands.  Should any participant need assistance please disconnect and redial the conference number.  Mr. Conway you may begin.

Chris Conway:   Good afternoon and welcome to the conference call from Mentor Corporation.  I'm Chris Conway, Mentor's President.  Also here with me is Adel Michael, our Chief Financial Officer.  We're here to discuss the operating results for our second fiscal quarter, which ended September 30th.  But before we begin I will ask my assistant, Vicky Johnson to read Mentor's Safe Harbor statement.

Vicky Johnson:  Thank you.  This call elaborates on a press release that was issued earlier today which is available to the public via our web site.  Today's conference call includes statements regarding Mentor's anticipated financial results, as well as other forward-looking statements based on current expectations.  It should be clearly understood that these forward-looking statements and our assumptions about the factors that influence them are based on the limited information available to us at this date.  Such information is subject to change.  As always, we undertake no obligation to revise or update publicly any forward-looking statements for any reason. Actual results may differ substantially from those anticipated.  Specific factors that may affect our business and future results are discussed in our Form 10-K, 10‑Qs, 8‑Ks and other SEC filings.  A partial list of these important risk factors is set forth at the end of today's press release.  Thank you.

Chris Conway:   Thank you Vicky.  Sales for the quarter were $93.3 million compared to $89.6 million last year, an increase of 4 percent.  Excluding foreign currency variations, sales were comparable to the same period last year.

            Net income was $11.2 million and $0.23 per share compared to $12.5 million and $0.26 per share for the second quarter last year, a decrease of 11 percent in earnings per share.

            With the exception of brachytherapy, we had good sales growth in each of our major product lines this quarter.

            Aesthetic surgery sales were $47.2 million.  That's an increase of 10% over the similar quarter last year.  Breast implant sales grew 11 percent, and body-contouring (liposuction) products grew 28 percent.

            Aesthetic surgery continues to be a strong market and we look forward to continued growth in this segment.

            In surgical urology, sales of erectile dysfunction products grew 10 percent, due mainly to the success of the Company's advanced model Titan  implant.  We just introduced another new model in Europe, the Excel, which is still in clinicals here in the United States.  I believe we are gaining share in this market, and the Excel will speed up that process.

            Sales of Women's Health products grew 28 percent, driven by European sales of the new ObTape implant for stress incontinence.  The Obtape was just last month introduced into the United States and we believe it is going to be very popular here.

            The one area in which we had disappointing sales results this quarter was brachytherapy.  Brachytherapy product sales were down 49 percent, a drop of almost 3.5 million dollars.  This is partly due to the difficulty we had this year in securing a sufficient supply of palladium seeds.  There has also been a decline in the number of brachytherapy procedures and in average seed prices.

            This situation is a result of reimbursement changes.  Reimbursement for brachytherapy seeds has been reduced this year, while payments for competing procedures such as External Beam radiation and intensity modulated radiation therapy, or IMRT, have been more favorable.  This has tended to drive treatment away from brachytherapy toward the other procedures.

            The outlook for next year is better.  The proposed changes in reimbursement are more favorable for brachytherapy and will reduce payments for IMRT and External Beam.  We believe that by the end of our fiscal year we will see a turnaround in our brachytherapy business.

            Total surgical urology sales for the quarter were down by 7 percent from last year, to $23.9 million.  This was entirely due to the impact of the brachytherapy decline.

            Sales of clinical and consumer disposable incontinence products were $22.2 million for the quarter, an increase of 5 percent.

            Manufacturing margins were improved over the prior year, contributing a gross profit increase of 11 percent.  However, higher selling, administrative, and R&D expenses reduced operating income by 2 percent.

            Income taxes increased by 18 percent.  This was basically a return to the company's normal effective tax rate.  We had tax refunds that reduced the rate last year.

            Our expenses were up for the quarter because we have been investing more in several areas.  We are implementing a new J.D. Edwards enterprise software system worldwide, which should improve productivity and profit margins.

            During the second quarter we hired and trained a new field sales force for Women's Health products.  Starting this month they will be calling on gynecologists to promote our new surgical products, such as ObTape for stress incontinence.  We believe that this is an excellent investment because of the great potential of the Women's Health market.

            Finally, we have been spending a lot more on R&D.  R&D expenses increased by 44 percent over the prior year.  This increase is due to a combination of several projects.  We have higher expenses in connection with the filing of our breast implant PMA with the FDA.  We are on track for filing the final module in December.

            We are also gearing up on other projects in our new product pipeline, so this higher rate of R&D investment will continue.  We anticipate unveiling some exciting new products within the next year.

            Our free cash flow and financial position continue to be strong.  "As of September 30, we had $110 million in cash and marketable securities.  This will allow us to finance both internal growth and strategic acquisitions.   We are also pleased to be paying a significant dividend at an annual rate of $0.60 a share, one of the highest in our sector.  We intend to continue repurchasing Mentor stock off the open market.  We have the resources to support further growth and we are looking forward to continued improvement.

            Finally, because our near-term results are being impacted by the factors we have discussed, we now expect 5% to 6% growth in revenues and earnings for FY04.

            Beyond that we are targeting growth rates of 15 percent for both revenues and earnings for the next two to five years.

            And now we are ready to respond to your questions.

Operator:           Very good sir.  If you would like to ask a question at this time please press star one on your telephone keypad and if you're on a mute phone please remember to pick up the handset.  And the first question is coming from Thom Gunderson with Piper Jaffray.

Thom Gunderson:          Hi Chris.

Chris Conway:   Hi Tom.

Thom Gunderson:          Probably the most significant thing to happen in the quarter was the FDA panel meeting and the vote to vote as approvable with conditions to get gel, silicone gel back on the market at some point in the future.  Would you, and there's a lot of things swirling but I doubt there's anybody that has as much experience in this market as you do.  Could you give us your opinions as to what you think the mix will be on augmentation in the US between saline and silicone?  And use, price will be part of that, use the assumption if you would that the price differential is as is today.

Chris Conway:   Well that's not easy to guess.  I mean as you know the ratio before silicone gel was taken off the market in this country was 70% gel and 30% saline with the share of saline growing because of the advantages that saline products have compared to silicone gel, which include a smaller incision, and the ability to adjust the size.  Overseas salines never did get quite as popular as silicone gel but even so still in Europe today the ratio, at least for Mentor's sales continues to be 30% saline to 70% silicone gel.  Now that, in Europe is where the prices are the same.  In France typically for example a saline implant sells for 250 dollars and the silicone gel implant also sells for around 250 dollars.  So there's little differentiation based upon price outside of the United States.  In the United States gel products have been selling typically around 800 dollars for reconstruction, where they are reimbursed by insurance whereas augmentation products sell in the 300 to 400 dollar range.  So it's difficult to say just how much share an 800 dollar silicone gel product will take from a 400 dollar saline product.  Probably some for people who are willing to pay a lot more money to get perhaps a slightly better feel.  So where we'll end up I don't know but probably somewhere between 30% and 70%.

Thom Gunderson:          Thanks I appreciate that.  The other thing from that panel meeting is in listening to the two days did you get a, did you get any insight as to how your PMA could be altered or how it might compare.  I mean 9 to 6 is clearly positive from Intimate but it's, it was a close call and I'm wondering if rupture rates or conditions or those kind of things have effected the way you think about your PMA?

Chris Conway:   Well as you say it was a close call and certainly we have had the benefit of being able to see just which questions and what concerns the panel members have.  So we probably have a better opportunity to prepare and maybe be able to answer them better because of the hindsight advantage that we now have.  In terms of what our actual clinical results are I don't think it's appropriate to discuss those at this time or before the FDA has presented them to the panel.  I can only say we're very proud of them to date.

Thom Gunderson:          Okay.  I'll get back in queue and ask some more questions later.

Chris Conway:   Okay.

Operator:           The next question is coming from John Calcagnini from CIBC World Markets.

John Calcagnini:            Hi guys, good afternoon.  Just a follow up to Thom's question.  I just wondered if you, have you received confirmation that you will require a panel because apparently some people out there were under the impression that a panel might not be required.  And I would think there would be a panel requirement.  So do you have any thoughts on that?

Chris Conway:   Your guess is as good as mine on that John.  You know I don't think a panel is legally required and certainly in this case the panel has already opined on the safety aspects of the silicone gel itself, which was the major concern here.  So whether or not the FDA will want to go through all of that all over again I don't know.  We are assuming that they will and so therefore we are going to prepare for a panel.

John Calcagnini:            So they haven't indicated to you at this point?

Chris Conway:   No.

John Calcagnini:            The only reason I say that is I think given there were congressional inquiries into some of the data and so on I would think that there would be some requirement.  Can you give us a dollar number on the liposuction, total liposuction sales in the quarter and the dollar number on breast implants?

Chris Conway:   (Inaudible) the line there.

John Calcagnini:            Okay.  And then what's your thought you know as we approach potential silicone coming back on the market, do you forecast or do you see Chris any type of slow down in terms of a backlog waiting for silicone coming on the market over the next few quarters?

Chris Conway:   I really don't.  I mean the typical pattern for women that were choosing implants is to think about them for a long time before they make their final decision.  And I personally don't believe just simply because the FDA will allow them to be reintroduced that everybody is going to rush right out and suddenly want gel implants instead.  It's going to take some study and some time.

John Calcagnini:            Okay.  And then just jumping over to the recent acquisition.  In terms of A-Life where do you stand?  Have you submitted the CE Mark and what are your time lines in the U.S. markets?

Chris Conway:   Well, I think we have not yet submitted the CE Mark application.  I think we are very close to doing that and we expect to do clinicals in the US early in the next calendar year.

John Calcagnini:            Okay great.  I'll jump back in queue.  Thanks.

Operator:           The next question comes from Alex Arrow with Lazard.

Alex Arrow:       Thanks.  Hi Chris.

Chris Conway:   Hi Alex.

Alex Arrow:       On the, I don't want to spend to much time on breast implants but the concept of some women purposely delaying their surgeries until availability for a gel implant next year.  Do you think that that is starting to happen and might happen or is it, is it a factor that some patients will voluntarily delay surgery period which would hurt the entire market not specific to either of you it would just hurt saline in general.

Chris Conway:   Well it's a hypothetical.  I certainly haven't seen any sign of it yet.  I mean our breast implant growth rate was higher for the second quarter than it was in the first quarter.

Alex Arrow:       Okay good point.  Switching over to brachytherapy you mentioned the three factors, decrease in average selling prices, procedure volume and manufacturing.  You gave us the detail on manufacturing; can you give us any detail on the average selling price or the procedure volume anything quantitative you could tell us on that?

Chris Conway:   Well I think the procedure volume has decline probably from about 60 thousand procedures to an anticipated 50 thousand procedures this year.  In terms of average pricing it's decline from some 30 dollars for iodine seeds to now in the low 20's.

Alex Arrow:       You know I could.

Chris Conway:   The changes that are expected for next year that have been proposed to take effect in January will include a 10% increase in payment for iodine brachytherapy seeds.  Also a new full pass through code for ambulatory surgery centers, and 80% of urologists belong to some kind of ambulatory surgical center, so at those they will pay the full invoice price for seeds.  So that will be an improvement in the market there.  And at the same time I think that the reimbursement for the beam radiation treatments is cut by over 30%.

Alex Arrow:       Okay.  Is that the reason for the lower procedure volumes?

Chris Conway:   Well I think that will improve the brachytherapy procedure volume because people are being diverted into the external beam now because it's simply more profitable for the institution.

Alex Arrow:       Okay and external beam does that still use seeds?  I'm not familiar with the external beam procedure.  And.

Chris Conway:   No this is external radiation and there are a couple of forms of it.  There's just the traditional external beam radiation and then the newer intensity modulated beam radiation.

Alex Arrow:       Okay, so there's been a few developments.

Chris Conway:   .which is becoming popular.

Alex Arrow:       Okay, so that's diverted and therefore less seed use, more mean radiation.

Chris Conway:   That's right.

Alex Arrow:       Okay.  Okay thank you.

Operator:           The next question is from Thom Gunderson with Piper Jaffray.

Thom Gunderson:          Hi just one follow up question, sort of a general question Chris and that is so far in this earning season we've seen with some of our med tech stocks a little bit slower summer season.  This is traditionally a slower quarter for you.  Did you notice anything unusual about the demand on any of the products out there, feedback from the field sales force?

Chris Conway:   No I wouldn't say so.  I think maybe overseas business slowed down a little more than usual but it's hard to pin down.

Thom Gunderson:          And then on the incontinence business, especially female incontinence, a very fast growing area as we've seen with some other companies.  Could you elaborate a little bit on the sales force that you've put in place?

Chris Conway:   We have started with a dozen.  We have twelve new sales reps that we hired and trained this last quarter and they are now out in the field selling initially, primarily ObTape.

Thom Gunderson:          And they'll sell exclusively to the gynecology market?

Chris Conway:   They are calling exclusively on the gynecologists, right.  Our regular urology surgical sales force is handling the urologists.

Thom Gunderson:          And that, does that account for why SG&A, which usually goes down in Q2 went up?  Just start up costs for the.

Chris Conway:   Well that's one of the reasons.  That's one of the reasons.  That's a piece of it.  I think the implementation of the J.D. Edwards system is another piece of it.

Thom Gunderson:          Okay.  That was in SG&A and not in cost of goods.

Chris Conway:   Right.

Thom Gunderson:          Okay thanks.

Operator:           The next question is from Tony Green with Craig-Hallum.

Tony Green:      Yes, help me understand something on your cash.  I think Chris you mentioned there was 110 million at quarter's end.

Chris Conway:   Yes.

Tony Green:      And on the table in the press release the consolidated balance sheet I'm seeing 101 million.

Chris Conway:   Right.  Well there's another almost 10 million of long term marketable securities.

Tony Green:      I see.  Thank you.  And a little more detail on your, on the cash flow; any color you could give on share repurchases, capx would be appreciated.  Thanks.

Adel Michael:    Tony for the share repurchase we acquired about half a million shares at about 9 million dollars.  Most of it happened in the first, in that quarter and then as far as capx about 7 million dollars of capital expenditures.

Tony Green:      Okay thank you.  And then one last question on brachytherapy.  Could you give us an update on the Isoloader please?

Chris Conway:   Well the Isoloader is moving but unfortunately it is moving slowly, much more so that we had originally anticipated.  And the reason for that is the long delay waiting for FDA approval to get it to market.  One of the major advantages of the Isoloader is that is automatically loads the needle, loads the seeds into the needle and thereby eliminates a tedious procedure for the physicist.  Well since the Isoloader was introduced we and others have now made available pre-loaded needles.  So we can load the needles at the factory and simply eliminate that process for the hospital entirely.  And that is emerging as a preferred mode.

Tony Green:      Would you expect the uptake of that product to correlate with the seed supply improvements?  Or are they independent?

Chris Conway:   I think they're fairly independent.

Tony Green:      Okay thank you.

Operator:           The next question comes from Adam Weiss of Chilton Investment Company.

Adam Weiss:    Hi can you address at all the data that you're going to be presenting to the FDA regarding your silicone PMA.  And how it, and for people on the outside that don't know what the critical issues are that the FDA is going to be focusing on how that data compares to the data that was presented by Intimate.  And whether or not you think your data is as credible, I don't know if credible is the right word, as accurate or portrays the safety of the device.

Chris Conway:   Right, well we're preparing, we'll be submitting our final module in December.  I can't really discuss what is in there except we believe it will very satisfactorily establish the safety and effectiveness of our products.  We'll be very pleased to go to the panel with that data and we think given what the data is that it will be extremely unlikely that the panel would not vote for approval of the Mentor products.

Adam Weiss:    And are you expecting the same sort of timeline that Intimate received in terms of how long it took for them to get a panel meeting after they made the filing?

Chris Conway:   In terms of that we have of course absolutely no idea.  It's difficult to predict what FDA is going to do.  I would hope that the experience that everyone including FDA has gained already studying this subject and studying the previous PMA will enable them to address the issues in the Mentor PMA more quickly.

Adam Weiss:    Okay thank you.

Operator:           The next question comes from John Calcagnini from CIBC World Markets.

John Calcagnini:            Hi guys.  Just a follow up.  You mentioned that breast was 42.5 million and lipo was 3.5.  What makes up the difference to get to the 47, 199?

Chris Conway:   There's other plastic surgery products like tissue expanders that are not used for breast implants but for other areas of the body.

John Calcagnini:            Okay so, okay.  And were there any, did you annualize all your acquisitions from the full quarter?  I can't remember (inaudible) I thought one of them might have, was almost annualized the other completely annualized.

Chris Conway:   They've all been completely annualized.

John Calcagnini:            They've all completely annualized.

Chris Conway:   Yep.

John Calcagnini:            Okay.  And did you say what the FX impact was on the quarter?

Chris Conway:   I did.  I think, well I just, I said that it effectively brought the total sales down to the same level but I think it was about 3.5 million dollars.  I think the effect of FX is about the same as the drop in our brachytherapy seeds sales and effectively cancel each other out.

John Calcagnini:            Okay thanks.

Operator:           The next question is from Mike Clarfeld with Hygrove Partners.

Mike Clarfeld:    Yeah I was just wondering, you spoke about the J.D. Edwards project and you know kind of (inaudible). Could you put a number on that?

Adel Michael:    Are you talking about the capital or the expense?

Mike Clarfeld:    The expense going through the SG&A.

Adel Michael:    I would say somewhere between half a million and three quarters of a million dollars.

Mike Clarfeld:    Okay thanks.

Operator:           The next question is from Alex Arrow with Lazard.

Alex Arrow:       Thanks.  This is a follow up on the practice enhancing marketing tools from that inform and enhance acquisition.  Can you say whether that is having any kind of a material impact on the esthetics?

Adel Michael:    What acquisition talked about that?

Alex Arrow:       Okay I hope I'm describing it accurately but wasn't there one of the acquisitions that you made last year that was a set of marketing tools for physicians, it was a practice enhancing tools.  Was it called inform and enhance?  I apologize if I have this concept wrong but I thought you had one of your acquisitions was a practice enhancing (inaudible).

Adel Michael:    No there's no such acquisition to date.

Alex Arrow:       Okay sorry about that.  I was hearing something about that in plastic surgery.  I must have it confused.

Adel Michael:    Well we are in discussions with this company and we have an agreement in principle but we have announced any acquisition last year regarding this.

Alex Arrow:       Okay it must have been that discussion then that they were talking about at the booth.  Um, okay so it's, I guess if that's the only comment you can make I'll leave it at that.  If there's anything else that you can say about you know, what, anything you can say about that would be great.  But otherwise I'll just leave it at that.

Chris Conway:   Well I think probably now that you've let the cat out of the bag Alex we probably should say that yes, we do have an agreement in principle with a company that will enable us to bring enhanced marketing tools, not for us but for our customers.  This will enable our customers to be able to build their practices more rapidly and attract more patients.  And we think the bast way to make our customers happy is to help them make more money.

Alex Arrow:       Okay and, okay thank you.  Sorry for letting the cat out of the bag.

Operator:           Again if you'd like to ask a question please press star one on your telephone keypad.  The next question is coming from Jayson Bedford with Adams, Harkness and Hill.

Jayson Bedford:Just out of curiosity Chris what's the cost of this potential acquisition?

Chris Conway:   Well since the acquisition is pending I don't think we can discuss that at this point.

Adel Michael:    We going to complete, Jayson we'll put a complete press release on it.

Jayson Bedford:Okay thanks.

Operator:           The next question is from Adam Weiss with Chilton Investment Company.

Adam Weiss:    Hi.  You mentioned the FX impact on revenues.  Can you say what the impact on earnings was?

Adel Michael:    Very little because most of the foreign operations is spent in Euros and also the spend in Euros so the net effect will only be the effect on income which is much less than the 3.5 million.

Adam Weiss:    So can we take a margin on the 3.5, any operating margin on that 3.5 million.

Adel Michael:    (inaudible) margin, net effect.

Adam Weiss:    Okay thank you.

Operator:           And the next question is from John Calcagnini with CIBC World Markets.

John Calcagnini:            Chris is you data for the breast implants, the gel PMA is that going to be segmented exactly the same way that Intimate was with this reconstruction revision and core augmentation sub studies?

Chris Conway:   I think it will be similar.

John Calcagnini:            But not the same, or.

Chris Conway:   Oh, I couldn't tell you.

John Calcagnini:            Okay.  I mean what I'm getting at is you know one of the things that we're interested in is what, do you know what the follow up percentage is for each of those or the total.  Because, and I think that.

Chris Conway:   I think John we'll be able to see what the data is at the time of the panel meeting, or when we present it.  And I think that at least we will be pleased with the comparisons.  You may not be.

John Calcagnini:            No Chris I'm not, you know I don't have an (inaudible) here.  I'm just trying to understand what your, do you remember what happened in the follow up at the five year on the saline study.  And you guys were given a bit of a (inaudible).

Chris Conway:   I do very well, John.  People made a mountain out of a molehill.

John Calcagnini:            Well then the FDA did.  But the point I'm getting at.

Chris Conway:   Well tell me what happened John?

John Calcagnini:            Well Chris we listened to the whole thing.  You know ultimately (inaudible).

Chris Conway:   What impact was there in the marketplace? Or in the approval process?

John Calcagnini:            Chris but one product was already approved, the other isn't yet so you know the point I'm getting at is what, can you talk about the follow up and you know what we should expect.  If not, if you don't want to discuss it that's fine, but I thought I would ask.

Chris Conway:   You know I think what you should expect John is that Mentor's pressing plant will be approved in a timely manner and that when it is it will be very competitive.

John Calcagnini:            Okay when do you think that will be in terms of augmentation?

Chris Conway:   Hard to say.

John Calcagnini:            Okay thanks.

Operator:           Again if you'd like to ask a question please press star one on your telephone keypad.  As we have no further questions in queue you may continue.

Chris Conway:   Are we sure there are no further questions at this point.  We had a little problem last time.  If anybody wants to ask a question and is trying to push a button remember you may have to lift your handset to make it work.  I guess there are no.

Operator:           There are no questions in queue sir.

Chris Conway:   No further questions.  All right.  Well thank you all for listening in and we will be with you next time.